Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated December 8, 2010

Final Terms for Issuance

Issuer:	Toyota Motor Credit Corporation
Security:	Floating Rate Medium Term Notes, Series B
Issuer Senior Long-Term Debt Ratings:	Aa2 (negative outlook) / AA (negative outlook)
Cusip:	89233P4Q6
Pricing Date:	December 8, 2010
Settlement Date:	December 13, 2010
Maturity Date:	December 14, 2011
Principal Amount:	$50,000,000 (may be increased prior to the Settlement Date)
Re-offer Price:	100.00%
Gross Underwriting Spread:	0.03%
All-in Price to Issuer:	99.97%
Net Proceeds to Issuer:	$49,985,000
Floating Rate Index:	Federal Funds Rate
Floating Rate Spread:	+ 25 basis points
Index Source:	Federal Funds Rate (daily weighted average)
Interest Payment Frequency:	Quarterly
Initial Interest Payment Date:	March 14, 2011
Interest Payment Dates:	On the 14th of each March, June, September and on the Maturity Date (long first coupon)
Interest Reset Dates:	Each Business Day
Interest Determination Dates:	One Business Day prior to each related Interest Reset Date

Interest Rate Cutoff:	2 Business Days prior to each related Interest Payment Date
Day Count Convention:	Actual/360
Business Day Convention:	Following, adjusted
Business Days:	New York
Governing Law:	New York
Calculation Agent:	Deutsche Bank Trust Company Americas
Minimum Denominations:	$1,000 and $1,000 increments thereafter
Agent:	The Williams Capital Group, L.P.
DTC Number:	#443

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-924-1311.

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